Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is made and entered into as of August 10, 2012 (the “Separation Date”), by and between Donald J. Stebbins (“Executive”) and Visteon Corporation (the “Company”). The Company and Executive are sometimes collectively referred to herein as the Parties and individually as a Party.

WHEREAS, Executive and the Company have determined to provide for the termination of Executive’s employment with the Company on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:

1. Termination of Employment. Effective as of 11:59 p.m. Eastern Time on the Separation Date, Executive’s employment and officership with the Company and its affiliates (including, without limitation, as Chairman of the Board of Directors, President and Chief Executive Officer of the Company) shall terminate and Executive shall cease to be an employee and officer of any and all of the foregoing. In addition, effective as of as 11:59 p.m. Eastern Time on the Separation Date, Executive hereby resigns from any and all directorships Executive may hold with the Company or any of its affiliates, including from the Board of Directors of the Company. Executive agrees to execute any and all documentation to effectuate such resignations upon request by the Company, but he shall be treated for all purposes as having so resigned as of 11:59 p.m. Eastern Time on the Separation Date, regardless of when or whether he executes any such documentation. As used in this Agreement, the term “affiliate” shall mean any entity controlled by, controlling, or under common control with, the Company.

2. Accrued Benefits. The Company shall pay and provide to Executive the following payments and benefits:

(a) Salary and Vacation Pay. Within 10 calendar days after the Separation Date, the Company shall issue to Executive his final paycheck, reflecting (i) his earned but unpaid base salary through the Separation Date, and (ii) his accrued but unused vacation pay through the Separation Date.

(b) Expense Reimbursements. Within 60 days following the Separation Date, the Company shall reimburse Executive for any reasonable unreimbursed business expenses incurred through the Separation Date, which expenses shall be submitted by Executive to the Company with supporting receipts and/or documentation no later than 30 calendar days after the Separation Date.

(c) Other Accrued Benefits. The Company shall provide Executive all other accrued and vested payments, benefits or fringe benefits to which Executive is entitled as of the Separation Date under, and payable in accordance with, the terms of the applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant. The Company will credit Executive’s account under the Company’s Savings Parity Plan for 2012 based on Executive’s compensation earned through his Separation Date in accordance with the terms, and subject to the conditions, of that plan. The Company acknowledges that no amendment or termination of any Company-sponsored qualified or nonqualified retirement plan shall have the effect of reducing Executive’s accrued benefits as of the Separation Date without Executive’s consent.

3. Severance Benefits. In consideration of, and subject to and conditioned upon Executive’s execution and non-revocation of the release attached as Exhibit A to this Agreement (the “General Release”) and the effectiveness of such General Release as provided in Section 4 of this Agreement, and provided that Executive has fully complied with his obligations set forth in Section 1 of this Agreement and continues to comply with his obligations pursuant to Sections 5 and 6 of this Agreement, the Company shall pay or provide to Executive the following payments and benefits, which Executive acknowledges and agrees constitute adequate and valuable consideration, in and of themselves, for the promises contained in this Agreement:

(a) Lump Sum Cash Payment. Executive shall be entitled to receive a severance payment in cash in the amount of $2,141,000, payable as follows: (i) $875,000 shall be payable within 30 calendar days after the Separation Date, and (ii) $1,266,000 shall be payable on February 11, 2013 (the day after the expiration of the 6-month period following the Separation Date).

(b) Pro-Rata Bonus. The Company shall pay to Executive the amount of Executive’s annual incentive bonus, if any, for the 2012 performance period, which shall be earned and payable based on actual results in accordance with the terms of the Company’s applicable annual incentive plan as if Executive’s employment had not terminated (and with any subjective criteria deemed satisfied at target), except that such incentive bonus amount, if any, shall be prorated based on the fraction the numerator of which shall be the number of days employed during 2012 prior to the Separation Date and the denominator of which shall be 365 days. Any such prorated annual incentive bonus shall be paid to Executive at the same time that 2012 annual incentive bonuses are paid to other senior executives of the Company and in any event no later than March 15, 2013.

(c) Equity Awards. The Parties acknowledge that Exhibit B provides a complete and accurate listing of all outstanding restricted stock, stock options and performance stock units held by Executive as of the Separation Date (respectively, the “Restricted Stock”, “Options” and “PSUs”, and collectively, the “Equity Awards”), along with the applicable vesting dates for the Equity Awards. As of the Separation Date, (i) Executive shall vest in the 244,445 shares of Restricted Stock that were granted on October 1, 2010; (ii) the 41,036 vested Options that were granted on March 8, 2011 and became vested on March 8, 2012 shall remain exercisable by Executive until August 10, 2013 (the date that is 365 days after the Separation Date); (iii) Executive shall vest in a pro rata portion of the PSUs (based on the number of months between the date of grant of such PSUs and the Separation Date), if any, which shall be earned based on actual results as determined in accordance with the applicable award agreement, which PSUs, if any, shall be paid to Executive between January 1 and March 15, 2015; and (iv) the Equity Awards (or portions thereof) that remain unvested after the application of this Section 3(c) (which include, for the avoidance of doubt, all of the Options that were granted on February 28, 2012, the shares of Restricted Stock that were granted on February 28, 2012, and the portion of the Options granted on March 8, 2011 that would otherwise have become vested if Executive’s employment had continued until March 8, 2013 and March 8, 2014) shall automatically be forfeited without further action by the Parties, and shall be of no further force or effect, as of the Separation Date.

(d) COBRA Benefits. Subject to (i) Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and (ii) Executive’s continued copayment of premiums at the same level and cost to Executive as if Executive were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), the Company shall provide Executive with continued participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covered Executive immediately prior to the Separation Date (and Executive’s eligible dependents) for a period of one year after the Separation Date at the Company’s expense, provided that Executive is eligible and remains eligible for COBRA coverage, and at the expiration of such one-year period Executive shall be eligible to participate (at Executive’s sole cost) in the Visteon Retiree Health & Welfare Program on the terms, and subject to the conditions, of that program; and provided, further, that in the event that Executive obtains other employment that offers group health benefits, such continuation of coverage by the Company under this Section 3(d) shall immediately cease.

(e) Outplacement Services. The Company shall provide Executive with outplacement services for a period of six months following the Separation Date and at a cost to the Company of not more than $25,000, such services to be provided by an outplacement services firm selected by the Company and in accordance with the Company’s practices as in effect on the Separation Date.

4. Release of Claims. Executive agrees that, as a condition to Executive’s right to receive the payments and benefits set forth in Section 3, within 28 days following the Separation Date (the “Release Period”), Executive shall have executed and delivered the General Release to the Company and the General Release shall have become effective and irrevocable in accordance with its terms. If Executive fails to execute and deliver the General Release to the Company, or if the General Release is revoked by Executive or otherwise does not become effective and irrevocable in accordance with its terms during the Release Period, then Executive will not be entitled to any payment or benefit under Section 3 of this Agreement.

5. Employment Agreement. Executive acknowledges that the payments and arrangements contained in this Agreement shall constitute full and complete satisfaction of any and all amounts properly due and owing to Executive as a result of his employment with the Company and the termination thereof. Executive agrees that, as of the Separation Date, this Agreement supersedes and replaces the severance terms under any plan, program, policy or practice or contract or agreement of the Company, including without limitation the Employment Agreement between Executive and the Company dated October 1, 2010 (the “Employment Agreement”) (except as specifically provided in this Section 5) and all provisions of the 2010 Visteon Executive Severance Plan and the Executive Officer Change in Control Agreement between Executive and the Company dated October 1, 2010 (the “Change in Control

Agreement”) and that Company has no further obligations to Executive under the terms of the Employment Agreement, except as specifically provided in this Section 5, the 2010 Visteon Executive Severance Plan or the Change in Control Agreement. Notwithstanding the preceding sentence, Executive acknowledges and agrees that all of the provisions of Section 10 of the Employment Agreement (Restrictive Covenants) and Section 11 of the Employment Agreement (Equitable Relief and Other Remedies) remain in full force and effect and that in particular, without limiting the foregoing, Executive remains obligated to comply with the provisions of Section 10(a) (Confidentiality), Section 10(b) (Noncompetition), Section 10(c) (Nonsolicitation; Noninterference) and Section 10(d) (Return of Company Property), which provisions shall continue to apply, in accordance with their terms, on and after the Separation Date, notwithstanding the termination of Executive’s employment or the termination of the contract period under the Employment Agreement. Notwithstanding the foregoing, the Company acknowledges and agrees that the Company remains obligated to comply with the provisions of Section 18 (Indemnification) and Section 19 (Liability Insurance) of the Employment Agreement, which provisions shall continue to apply, in accordance with their terms, on and after the Separation Date, notwithstanding the termination of Executive’s employment or the termination of the contract period under the Employment Agreement.

6. Non-Disparagement. Executive agrees to refrain from publishing or providing any oral or written statements about the Company or its subsidiaries or affiliates, or any of such entities’ officers, employees or directors that are disparaging, slanderous, libelous, defamatory, injurious to their business or financial interests, or that disclose private or confidential information about their business affairs, or that constitute an intrusion into their private lives, or that give rise to unreasonable publicity about their private lives, or that place them in a false light before the public, or that constitute a misappropriation of their name or likeness. Subject to Executive’s continuing obligations to comply with Section 10(a) (Confidentiality) of the Employment Agreement as provided herein, nothing in this Section 6 shall preclude Executive from responding truthfully to any legal process or truthfully testifying in a legal or regulatory proceeding, provided that, to the extent permitted by law, Executive promptly informs the Company of any such obligation prior to participating in any such proceedings. The Company and its officers and directors shall not publish or provide any oral or written statements about Executive that are disparaging, slanderous, libelous or defamatory, or that disclose private or confidential information about Executive’s business or personal affairs, or that constitute an intrusion into Executive’s private life, or that give rise to unreasonable publicity about Executive’s private life, or that place Executive in a false light before the public, or that constitute a misappropriation of Executive’s name or likeness. Nothing herein shall preclude the Company or any of its affiliates, employees, officers, directors, stockholders, members, principals or assigns from responding truthfully to any legal process or truthfully testifying in a legal or regulatory proceeding, provided that to the extent permitted by law, the Company will promptly inform Executive in advance if it has reason to believe such response or testimony will directly relate to Executive, or preclude the Company from complying with applicable disclosure requirements.

7. Release and Additional Cash Payment.

(a) Release. In consideration of the cash payment pursuant to Section 7(b), by executing this Agreement, and except for the provisions of this Agreement which expressly survive the termination of Executive’s employment with the Company, Executive knowingly and voluntarily (for himself, his heirs, executors, administrators and assigns) releases and forever discharges the Company and its respective affiliates and subsidiaries and all present, former and future directors, officers, agents, representatives, employees, successors and assigns of the Company and/or its respective affiliates and subsidiaries and direct or indirect owners (the “Released Parties”) from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the Separation Date) and whether known or unknown, suspected, or claimed against the Company and/or any of the Released Parties which Executive, his spouse, or any of his heirs, executors, administrators or assigns, ever had, now has, or hereafter may have, by reason of any matter, cause, or thing whatsoever, from the beginning of Executive’s initial dealings with the Company to the Separation Date, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Executive’s employment relationship with the Company, the terms and conditions of that employment relationship, and the termination of that employment relationship (including, but not limited to, any allegation, claim or violation, arising under: the Employment Agreement; the 2010 Visteon Executive Severance Plan; the Change in Control Agreement; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law; or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”); but excluding, however, any Claims arising under the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act). Notwithstanding anything in this Section 7(a) to the contrary, this Section 7(a) shall not relinquish, diminish, or in any way affect any right or claim arising out of any breach by the Company or by any Released Party of the Agreement after the Separation Date.

(b) Cash Payment. In consideration of the release provided by Executive pursuant to Section 7(a), the Company agrees that, within 10 calendar days after the Separation Date, the Company shall pay to Executive, in a single lump sum cash payment, the sum of $250,000.

8. Miscellaneous.

(a) Section 409A. The intent of the Parties is that payments and benefits under this Agreement comply with Section 409A of the Code (“Section 409A”) or are exempt therefrom and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If Executive notifies the Company (with specificity as to the reason therefor) that Executive believes that any provision of this Agreement would cause

Executive to incur any additional tax or interest under Section 409A and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the Company shall, after consulting with Executive, reform such provision in a manner that is economically neutral to the Company to attempt to comply with Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A. The Parties hereby acknowledge and agree that (i) the payments and benefits due to Executive under Section 3 above (other than Section 3(b)) are payable or provided on account of Executive’s “separation from service” within the meaning of Section 409A, (ii) the payments and benefits under this Agreement are intended to be treated as separate payments for purposes of Section 409A, and (iii) Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code. Notwithstanding any provision of this Agreement to the contrary, any payment under this Agreement that is considered nonqualified deferred compensation subject to Section 409A shall be paid no earlier than (1) the date that is six months after the date of the Executive’s separation from service, or (2) the date of the Executive’s death. In no event may the Executive, directly or indirectly, designate the calendar year of any payment under this Agreement.

(b) Withholding. The Company or its affiliates, as applicable, may withhold from any amounts payable or benefits provided under this Agreement such Federal, state, local, foreign or other taxes as shall be required to be withheld pursuant to any applicable law or regulation. Notwithstanding the foregoing, Executive shall be solely responsible and liable for the satisfaction of all taxes, interest and penalties that may be imposed on Executive in connection with this Agreement (including any taxes, interest and penalties under Section 409A of the Code), and neither the Company nor its affiliates shall have any obligation to indemnify or otherwise hold Executive harmless from any or all of such taxes, interest or penalties.

(c) Severability. In construing this Agreement, if any portion of this Agreement shall be found to be invalid or unenforceable, the remaining terms and provisions of this Agreement shall be given effect to the maximum extent permitted without considering the void, invalid or unenforceable provision.

(d) Successors. This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s surviving spouse, heirs, and legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its affiliates, and their respective successors and assigns. Except as provided in the next sentence, the Company may not assign this Agreement or delegate any of its obligations hereunder without the prior written consent of Executive. The Company, however, shall cause any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all or a substantial portion of its business and/or assets to assume this Agreement expressly in writing and to expressly agree to perform this Agreement immediately upon such succession in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(e) Final and Entire Agreement; Amendment. This Agreement (including Exhibit B), together with the General Release, represents the final and entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, negotiations and discussions between the Parties hereto and/or their respective counsel with respect to the subject matter hereof. Any amendment to this Agreement must be in writing, signed by duly authorized representatives of the Parties, and stating the intent of the Parties to amend this Agreement.

(f) Representation By Counsel. Each of the Parties acknowledges that it or he has had the opportunity to consult with legal counsel of its or his choice prior to the execution of this Agreement and the General Release. Without limiting the generality of the foregoing, Executive acknowledges that he has had the opportunity to consult with his own independent legal counsel to review this Agreement for purposes of compliance with the requirements of Section 409A or an exemption therefrom, and that he is relying solely on the advice of his independent legal counsel for such purposes. Moreover, the Parties acknowledge that they have participated jointly in the negotiation and drafting of this Agreement and the General Release. If any ambiguity or question of intent or interpretation arises, this Agreement and the General Release shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(g) Arbitration. Any dispute or controversy arising under or in connection with this Agreement or Executive’s employment with the Company, other than injunctive relief pursuant to Section 5 of this Agreement and Section 11 of the Employment Agreement, shall be settled exclusively by arbitration, conducted before a single arbitrator in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect. The decision of the arbitrator will be final and binding upon the parties hereto. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The parties acknowledge and agree that in connection with any such arbitration and regardless of outcome, (i) each party shall pay all of its own costs and expenses, including, without limitation, its own legal fees and expenses, and (ii) the arbitration costs shall be borne entirely by the Company.

(h) Governing Law; Jurisdiction. This Agreement, the rights and obligations of the parties hereto, and all claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the choice of law provisions thereof. Each of the parties agrees that any dispute between the parties shall be resolved only in the courts of the State of Delaware or the United States District Court for the District of Delaware and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, each of the parties hereto irrevocably and unconditionally (i) submits in any proceeding relating to this Agreement or Executive’s employment by the Company or any affiliate, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of Delaware, the court of the United States of America for the District of Delaware, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Proceeding shall be heard and determined in such Delaware State court or, to the extent permitted by law, in such federal court, (ii) consents that any such Proceeding may and shall be brought in such courts and waives any objection that Executive or the Company may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same, (iii) WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR EXECUTIVE’S EMPLOYMENT BY THE COMPANY OR ANY AFFILIATE OF THE COMPANY, OR EXECUTIVE’S OR THE COMPANY’S PERFORMANCE UNDER, OR THE ENFORCEMENT OF, THIS AGREEMENT, (iv) agrees that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at Executive’s or the Company’s address as provided in Section 8(i) hereof, and (v) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of Delaware.

(i) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other Party or by registered or certified mail, return receipt requested, postage prepaid, or by overnight courier, addressed as follows:

If to Executive: at Executive’s most recent address on the records of the Company;

If to the Company: Visteon Corporation, One Village Center Drive, Van Buren Township, MI 48111, Attention: General Counsel;

or to such other address as either Party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective on the date of delivery if delivered by hand, on the first business day following the date of dispatch if delivered utilizing overnight courier, or three business days after having been mailed, if sent by registered or certified mail.

(j) Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile or other electronic transmission), each of which shall be deemed an original, but all of which taken together shall constitute one original instrument.

IN WITNESS WHEREOF, the Parties hereto have each executed this Agreement as of the date first above written.

(Signatures are on the following page)

VISTEON CORPORATION

By:	/s/ Michael K. Sharnas
Its:	SVP & General Counsel

EXECUTIVE

/s/ Donald J. Stebbins
Donald J. Stebbins

EXHIBIT A

GENERAL RELEASE

I, Donald J. Stebbins, in consideration of and subject to the performance by Visteon Corporation (together with its subsidiaries, the “Company”), of its obligations under Section 3 of the Separation Agreement, dated as of August 10, 2012 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and its respective affiliates and subsidiaries and all present, former and future directors, officers, agents, representatives, employees, successors and assigns of the Company and/or its respective affiliates and subsidiaries and direct or indirect owners (collectively, the “Released Parties”) to the extent provided herein (this “General Release”). Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.

1. I understand that any payments or benefits paid or granted to me under Section 3 of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the payments and benefits specified in Section 3 of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.

2. Except as provided in paragraph 4 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company and/or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, ever had, now have, or hereafter may have, by reason of any matter, cause, or thing whatsoever, from the beginning of my initial dealings with the Company to the date of this General Release, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to my employment relationship with the Company, the terms and conditions of that employment relationship, and the termination of that employment relationship (including, but not limited to, any allegation, claim or violation, arising under: the Employment Agreement; the 2010 Visteon Executive Severance Plan; the Change in Control Agreement; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3. I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4. I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5. I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Notwithstanding the foregoing, I acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding.

6. In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event that I should bring a Claim seeking damages against the Company, or in the event that I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending claim, or of any facts that could give rise to a claim, of the type described in paragraph 2 as of the execution of this General Release.

7. I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

8. I agree that I will forfeit all amounts payable by the Company pursuant to the Agreement if I challenge the validity of this General Release. I also agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees, and return all payments received by me pursuant to the Agreement on or after the termination of my employment.

9. I agree that this General Release and the Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Agreement, except to my immediate family and any tax, legal or other counsel that I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone. The Company agrees to disclose any such information only to any tax, legal or other counsel of the Company or as required by law.

10. Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other self-regulatory organization or governmental entity.

11. I hereby acknowledge that Sections 5, 6, 7, 8(a) through 8(e) and 8(g) through 8(i) of the Agreement shall survive my execution of this General Release.

12. I represent that I am not aware of any Claim by me, and I acknowledge that I may hereafter discover Claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.

13. Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any right or claim arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

14. Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

1. I HAVE READ IT CAREFULLY;

2. I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED, THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990, AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

3. I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

4. I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

5. I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS GENERAL RELEASE TO CONSIDER IT AND THE CHANGES MADE SINCE MY RECEIPT OF THIS GENERAL RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;

6. I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS GENERAL RELEASE TO REVOKE IT AND THAT THIS GENERAL RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

7. I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

8. I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED: /s/ Donald J. Stebbins	DATE: August 10, 2012

EXHIBIT B

Equity Awards

Date of Grant	Type of Equity Award	Outstanding Shares on Separation Date (PSUs shown at target)	Vesting Date	Exercise Price of Options
10/1/2010	Restricted Stock	122,222	10/1/ 2012	—
10/1/2010	Restricted Stock	122,223	10/1/2013	—
2/28/2012	Restricted Stock	7,422	2/28/2013	—
2/28/2012	Restricted Stock	7,422	2/28/2014	—
2/28/2012	Restricted Stock	7,422	2/28/2015	—
3/8/2011	Options	41,036	3/8/2012	$74.08
3/8/2011	Options	41,036	3/8/2013	$74.08
3/8/2011	Options	41,035	3/8/2014	$74.08
2/28/2012	Options	15,023	2/28/2013	$53.57
2/28/2012	Options	15,023	2/28/2014	$53.57
2/28/2012	Options	15,024	2/28/2015	$53.57
2/28/2012	PSUs	46,517	12/31/2014	—

B-1